                                                                     EXHIBIT 5.2




                           [ALLEN & OVERY LETTERHEAD]



Global TeleSystems Europe B.V.
Strawinskylaan 425
1077 XX Amsterdam
The Netherlands


Amsterdam, 2 February 2000


Dear Madam, Sir,

Re: Euro 225 million 10 1/2% Senior Notes due 2006 and Euro 275 million 11% Senior Notes due 2009 Exchange Offer by Global TeleSystems Europe B.V.


We have been requested to issue this opinion letter as your special counsel on matters of Dutch law in connection with the filing by Global TeleSystems Europe B.V. (the "Company") of a registration statement with the United States Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, the abovementioned Senior Notes (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's Notes (the "Exchange Notes"). The exchange of the Exchange Notes will be made pursuant to the Euro Notes Indentures (together the "Indentures") each dated November 24, 1999 among the Company and the Trustee as defined therein.

In rendering this opinion, we have examined and relied upon the following documents:

(1) an executed copy of the Purchase Agreement (the "Purchase Agreement") dated November 18, 1999 among Donaldson, Lufkin & Jenrette International, Merrill Lynch International, Deutsche Bank AG, Lehman Brothers International (Europe), Dresdner Bank AG as Initial Purchasers and the Company;

(2)  an execution copy of the Indentures;

(3) an executed copy of the Registration Rights Agreement (the "Registration Rights Agreement"), dated November 24, 1999 between the Company and the Initial Purchasers;

ALLEN & OVERY



(4) a copy of the Offering Memorandum (the "Offering Memorandum") in relation to the issue of the Outstanding Notes, dated November 18, 1999;

(5) a form of the Outstanding Notes and of the Exchange Notes of the Company as attached as exhibit to the Indentures (the "Notes");

(6) an excerpt dated November 23, 1999 of the registration of the Company in the Trade Register of the Chamber of Commerce of Amsterdam, the Netherlands, confirmed by telephone to be correct as of the date hereof (the "Excerpt");

(7) the articles of association (statuten) of the Company as, according to the Excerpt, deposited with the Trade Register as being in force on the date hereof (the "Articles");

(8) a copy of the Deed of Incorporation of the Company (the "Deed of Incorporation"), executed on 6 July 1993, before Mr. R.J.F. Blokhuis, civil-law notary, officiating in Amsterdam, the Netherlands;

(9) copies of the resolutions of (i) the supervisory board of the Company dated November 18, 1999 and (ii) of the management board of the Company dated November 18, 1999 respectively, pertaining to, inter alia, the approval of the entering into by the Company of the Agreements (as defined below);

and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

The documents referred to under (1) through (4) above shall hereinafter collectively be referred to as: the "Agreements".

We have assumed:

(i)    the genuineness of all signatures;

(ii) the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

(iii) the conformity to the originals of all documents submitted to us as copies;

(iv) that the deed of incorporation of the Company dated 6 July 1993, of which we received a copy from civil-law notary R.J.F. Blokhuis, is a valid notarial deed

ALLEN & OVERY




          (authentieke akte), that the contents thereof are correct and complete, and that there were no defects in the incorporation (not appearing on the face of the deed of incorporation) on the basis of which a court might dissolve the Company. No defects in the incorporation appear on the face of the Deed of Incorporation;


(v) that the Company has not been dissolved (ontbonden), granted a suspension of payments (surseance verleend), or declared bankrupt (failliet verklaard); although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Excerpt; and (b) information obtained by telephone today from the bankruptcy clerk's office' (faillissementsgriffie) of the District Court of Amsterdam;


(vi) that the Articles are the articles of association (statuten) of the Company as in force on the date hereof. Although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt;


(vii) that the resolutions referred to above under (9), (a) correctly reflect and are the only resolutions made by the management and supervisory board respectively of the Company in respect of the entering into of the Agreements by the Company, and (b) have not been and will not be amended or revoked or declared null and void by a competent court;


(viii) that the Agreements and the Notes constitute the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms under the laws of the United States by which the Agreements and the Notes are expressed to be governed and under the laws of any other relevant jurisdiction (other than the laws of the Netherlands);


(ix) that the Agreements have not been supplemented, terminated, rescinded or declared null and void by a court;


(x) that the selling restrictions as set forth on page (iii) - (v) of the Offering Memorandum, in the Purchase Agreement and in the Registration Statement, will be complied with.


Based on the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are of the opinion that:

ALLEN & OVERY

A. The Company has been duly incorporated and is validly existing as a "besloten vennootschap met beperkte aansprakelijkheid" (private company with limited liability) under the laws of the Netherlands.

B. The choice of New York law as the law governing the Exchange Notes is valid and binding under the laws of the Netherlands, except (i) to the extent that any term thereof or any provision of New York law applicable thereto is manifestly incompatible with the public policy (ordre public) of the Netherlands, and except (ii) that a Dutch court may give effect to mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied, whatever the chosen law.

C. The Exchange Notes, to be exchanged for the Outstanding Notes as contemplated in the Registration Statement, have been duly authorised and, provided that the choice of the laws of New York as the laws governing the Exchange Notes will be held valid and binding upon the Company as discussed in B. above, will, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures, constitute the legal, valid, binding and enforceable obligations of the Company.

This opinion is subject to the following qualifications:

a. The opinions expressed herein may be affected or limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application now or hereafter in effect relating to or affecting the enforcement or protection of creditor's rights.

b. In the absence of an applicable treaty between the United States and the Netherlands, a judgement rendered by a United States court will not be enforced by the courts in the Netherlands. In order to obtain a judgement which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court.

c. The enforcement on the Netherlands of the Exchange Notes will be subject to the rules of civil procedures as applied by Dutch courts. Specific performance may not always be available under Dutch law.

We express no opinion on any law other than the law of the Netherlands as it currently stands and has been interpreted in published case law of the courts of the Netherlands as per the date hereof. We express no opinion on any laws of the European Communities

ALLEN & OVERY



(insofar as not implemented in the Netherlands in statutes or other regulations of general application) or on any anti-trust laws (other than anti-trust laws of the Netherlands).

In this opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and be brought before a Dutch court.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, or any other document examined in connection with this opinion except as expressly confirmed herein.

This opinion is addressed to you and may only be relied upon by you in connection with the transactions to which the Exchange Offer relates, and may not be relied upon by, or (except as required by applicable law) be transmitted to, or filed with any other person, firm, company, or institution without our prior written consent. We hereby consent to the use of this opinion as Exhibit
5.2 to the Registration Statement and to the mentioning of our name under the caption "Legal Matters" in the Registration Statement.

Yours sincerely,



/s/ Allen & Overy
Allen & Overy